Exhibit 99.1

NEWS RELEASE Release No. 120-08-07

414 Union Street	Contact:
Nashville, TN 37219	Mary Cohn (Media Relations)
615.986.5600	615.986.5886
Fax: 615.986.5666	Becky Barckley/Mike Kinney (Investor Relations)
615.986.5600

FOR IMMEDIATE RELEASE , WEDNESDAY, AUG. 22, 2007

LP Announces Indefinite Shutdown at Silsbee, Texas, OSB mill and Curtailment of OSB Production at Hayward, Wis., Site

Down days are in addition to previous announcements

Nashville, TN. (August 22, 2007) — Louisiana-Pacific Corporation (LP) (NYSE:LPX)  today announced that it will shut down operations at its oriented strand board (OSB) mill in Silsbee, Texas, for an indefinite period of time effective Aug. 22. The mill has an annual production capacity of 350 million square feet and employs 147 people.

“The curtailment of our Silsbee operations is a difficult but necessary economic decision,” said LP’s Executive Vice President of OSB, Jeff Wagner. “Despite the hard work and continuous efforts of our employees, the cost of production at Silsbee remains too high to be competitive during this extended downturn in new residential construction.”

In addition, LP announced that it will also curtail OSB production until Oct. 31 at its Hayward, Wis., facility due to current poor market conditions. LP SmartSide® composite wood siding production will continue at Hayward as scheduled.

“We regret the hardship these curtailments cause employees, vendors and our communities. Unfortunately, current conditions require these types of actions,” Wagner stated.

The Silsbee and Hayward OSB curtailments are in addition to the 160-170 planned third-quarter down days LP had previously announced on its public earnings call last month.

“Most of the down days we announced on the second quarter earnings call were due to continued curtailment of operations at our St-Michel-des-Saints mill in Quebec, and major capital projects at two of our other facilities,” Wagner said.

LP is a premier supplier of building materials, delivering innovative, high-quality commodity and specialty products to its retail, wholesale, homebuilding and industrial customers. Visit LP’s web site at www.lpcorp.com for additional information on the company.

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FORWARD LOOKING STATEMENTS

This news release contains statements concerning Louisiana-Pacific Corporation’s (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters addressed in these statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts, market demand for the company’s products, and prices for structural products; the effect of forestry, land use, environmental and other governmental regulations; the ability to obtain regulatory approvals; and the risk of losses from fires, floods and other natural disasters. These and other factors that could cause or contribute to actual results differing materially from those contemplated by such forward-looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.